Exhibit 99.1
UPC Holding B.V.

UPC Holding Reports Third Quarter 2011 Results

Amsterdam, the Netherlands – November 3, 2011: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months (“Q3”) ended September 30, 2011. UPC Holding is an indirectly owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of November 2011.
Financial and operating highlights for the three months ended September 30, 2011, as compared to the results for the same period last year (unless noted) include:

•	Organic RGU[1] additions increased to 180,000, more than triple Q3 2010’s additions of 53,000

•	Revenue increased 7% to €1.02 billion, reflecting rebased[2] growth of 3%

•	Operating cash flow (“OCF”)[3] improved 8% to €504 million, representing rebased growth of 4%

•	Operating income increased by 19% year-over-year to €252 million

•	Capital expenditures as a percentage of revenue decreased to 18% from 22%

•	Approximately 88% of consolidated third-party debt is due 2016 and beyond

•	Completed acquisition of Aster Sp. z.o.o. (“Aster”) in Poland in September 2011

Financial Results

We reported consolidated revenue of €1.02 billion and €2.99 billion for the three and nine months ended September 30, 2011, respectively. As compared to the prior year periods, these results reflect growth of 7% and 8%, respectively, largely as a result of continued organic growth and favorable foreign currency (“FX”) movements, and to a lesser extent, the impact of acquisitions. Adjusting for both FX movements and acquisitions, we generated year-over-year rebased revenue growth of 3% and 4% for the three and nine months ended September 30, 2011, respectively.

Geographically, our Chilean operation (“VTR”) delivered year-over-year rebased revenue growth of 4% in the third quarter, while our European operations (“UPC Europe”) achieved Q3 rebased growth of 3%. Within Europe, our Western European and Central and Eastern European (“CEE”) regions accounted for rebased growth of 3% and 2%, respectively. Our third quarter performance was led by our Irish and Polish operations, which delivered rebased revenue growth of 12% and 9%, respectively.

Our OCF increased 8% to €504 million and 9% to €1.44 billion for the three and nine months ended September 30, 2011, respectively, as compared to the corresponding 2010 periods. In terms of rebased growth, we achieved 4% and 5% OCF growth for the three- and nine-month 2011 periods. Specifically, for the third quarter, our Western European operations delivered rebased growth of 5%, driven by our third consecutive quarter of more than 20% rebased OCF growth in Ireland, and by 7% rebased growth in our Dutch operation. In addition, our CEE operations contributed 5% rebased growth, achieving its best quarterly result in over two years. Finally, VTR posted 1% rebased growth in the quarter.

Overall, our rebased OCF growth in Q3 was negatively impacted by an approximate €9 million increase in customer acquisition and marketing expenditures across both Europe and Chile. These costs helped support strong subscriber gains in the quarter, as we added 127,000 more RGUs in Q3 2011 as compared to Q3 2010.

We reported consolidated OCF margins4 of 49.5% and 48.2% for the three and nine months ended September 30, 2011, reflecting modest margin improvement of 20 and 40 basis points, respectively, as compared to the corresponding 2010 periods. This improvement in both periods occurred despite the aforementioned increase in customer acquisition and marketing costs and the adverse impact of the Hungarian Tax5 in 2011. With respect to Q3, our OCF margin at UPC Europe improved by 40 basis points to 50.9% as compared to last year’s Q3. This is reflective of continued operational leverage within the business, as each of our Western European operations showed year-over-year margin improvement.

As compared to the third quarter of 2010, our capital expenditures for the third quarter of 2011 declined to €187 million or 18% of revenue from €209 million or 22% of revenue. Similarly, for the nine-month period ending September 30, we reported capital expenditures of €596 million or 20% of revenue in the 2011 period, which reflected a decrease from our capital expenditures of €601 million or 22% of revenue for the corresponding 2010 period. Geographically, both our European and Chilean operations contributed to this reduction in capital expenditures as measured as a percentage of revenue. As it pertains to our European operations, our capital expenditures in 2011 have been positively impacted by vendor financing arrangements, which we began in the second quarter of this year.

Subscriber Statistics

At September 30, 2011, we provided more than 17.5 million services, consisting of 9.4 million video, 4.8 million broadband internet and 3.3 million telephony RGUs, to our 10.3 million unique customers. During the third quarter, we increased our RGU base by 799,000 subscriptions, which resulted from the inclusion of 619,000 RGUs from acquisitions, including Aster in Poland, and our best quarter of the year in terms of organic net additions.
For the three and nine months ended September 30, 2011, we generated organic RGU additions of 180,000 and 422,000, respectively, reflecting 240% and 87% increases over the respective 2010 periods. On a regional basis, 83% of our third-quarter additions were generated in Europe, as we more than tripled our subscriber additions in that region, as compared to Q3 last year. Of particular note, our Swiss and Dutch operations led our strong year-over-year improvement in Western Europe, while our Romanian, Hungarian and Polish operations helped CEE deliver its best quarter of 2011. Beyond Europe, Q3 subscriber additions at our Chilean business were nearly four times higher than our Q3 2010 results, as VTR reduced product churn and benefited from its ‘3.0’ broadband speeds.
We attribute this momentum in subscriber growth to the success of our compelling triple play offers, which have provided the foundation for our fall selling season. We ended the third quarter with 45% of our customers subscribing to bundled services, with 26% of our customers taking a full, triple-play package. Including acquisitions, our triple-play customer base has grown by 421,000 customers or 19% in just the last twelve months.
Our superior broadband products continue to provide us with a speed advantage that has allowed us to gain market share in key countries, such as the Netherlands. For the three and nine months ended Q3 2011, we added 103,000 and 290,000 broadband RGUs, respectively, reflecting growth of 31% and 11% over prior-year periods. In our voice business, we added 108,000 and 272,000 telephony RGUs during the three and nine months ended September 30, 2011, representing net add improvements of 109% and 29%, respectively, over the corresponding 2010 periods. For both broadband and voice, these RGU additions translate to our best third quarter since 2007.
For the three and nine months ended September 30, 2011, our video losses of 32,000 and 140,000, represented improvements of 59% and 43%, respectively, as compared to the prior-year periods. These results reflect improved analog losses, as well as sustained growth of digital cable and direct-to-home RGUs. Over the three and nine months ended September 30, 2011, we added 138,000 and 465,000 digital cable subscribers, driven by strong demand for our HD and DVR services6. With only 52% digital penetration7, we continue to see a considerable digital growth opportunity with respect to the upgrade potential of our 4.2 million analog subscriber base.

Acquisition of Aster

On September 16, 2011, a subsidiary of UPC Holding paid total cash consideration equal to PLN 2,446 million (€569 million at the transaction date) in connection with its acquisition of a 100% equity interest in Aster Sp. z.o.o. (“Aster”), a broadband communications provider in Poland (the “Aster Acquisition”). The total cash consideration, which we initially funded with available cash and cash equivalents, includes the equivalent of PLN 1,602 million (€372 million at the transaction date) that was used to repay Aster's debt immediately prior to our acquisition of Aster's equity and excludes direct acquisition costs.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details our consolidated third-party debt and cash and cash equivalents as of the indicated periods:8

	September 30,	June 30,
	2011	2011
	in millions
UPC Broadband Holding Bank Facility	€5,110.6	€4,642.3
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	496.2	496.1
UPCB Finance Limited II 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance Limited III 6.625% Senior Secured Notes due 2020	743.5	689.2
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	377.5	376.9
UPC Holding 9.875% Senior Notes due 2018	278.9	258.0
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
Other debt, including capital lease obligations	71.7	48.2
Total third-party debt	€8,768.4	€8,200.7

Cash and cash equivalents	€79.1	€216.7

At September 30, 2011, we reported €8.8 billion of third-party debt and €79 million of cash and cash equivalents. As compared to June 30, 2011, our third-party debt increased by €568 million, as a result of increased borrowings under our bank facility, and to a lesser extent, the impact of a strengthening U.S. dollar relative to the euro during the quarter and increased vendor financing. The increase in our bank facility borrowings, combined with a decline in our cash during the quarter, is explained largely by the funding needed to complete the Aster Acquisition (as earlier described). In terms of maturity and borrowing cost at September 30, 2011, approximately 88% of our third-party debt was due in 2016 and beyond and our debt borrowing cost9 was approximately 8.3% on a fully-swapped basis.

During the quarter, we entered into a new re-drawable term loan facility (Facility AA) with an aggregate principal amount of €904 million. In connection with this facility, certain lenders under existing Facilities L, M, N, Q and W novated their drawn and undrawn commitments to one of our subsidiaries and entered into the new Facility AA. As a result, total commitments of (i) €130 million under Facility L, (ii) €37 million under Facility M, (iii) $30 million (€22 million) under Facility N, (iv) €392 million under Facility Q and (v) €125 million under Facility W were effectively rolled into Facility AA. This facility has a final maturity date of July 31, 2016 and bears interest at a rate of EURIBOR plus 3.25%

On October 25, 2011, we entered into a new additional facility accession agreement for a new facility (Facility AB) under the UPC Broadband Bank Facility with an aggregate principal amount of $500 million (€359 million at the transaction date). Facility AB is a term loan with a final maturity date of December 31, 2017 and bears interest at a rate of LIBOR plus 3.50%, with a LIBOR floor of 1.25%. On October 28, 2011, we borrowed the total amount of Facility AB, receiving proceeds of $485 million (€342 million at the transaction date) on a net basis after payment of the original issue discount of 3.0%. We used a portion of the net proceeds to repay €285 million of outstanding redrawable term loans under Facility AA.

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding B.V. (“UPC Broadband Holding”), our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility. As of September 30, 2011, UPC Broadband Holding had maximum undrawn commitments under Facilities Q and AA of the UPC Broadband Holding Bank Facility of €286 million. Upon completion of our third quarter compliance reporting requirements, we anticipate that our September 30, 2011 unused borrowing capacity will be fully available.

Similarly, based on the results for September 30, 2011 and subject to the completion of third quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.83x, and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.64x.10

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at September 30, 2011:

		As of September 30, 2011
Facility	Final maturity	Interest rate	Facility amount [11]	Unused borrowing capacity	Carrying value [12]
			in millions

Facility M	Dec. 31, 2014	E + 2.00%	€279.8	€—	€279.8
Facility N	Dec. 31, 2014	L + 1.75%	$327.2	—	243.3
Facility O	July 31, 2013	SR + 2.75%	HUF 5,962.5 / PLN 115.1	—	46.4
Facility Q	July 31, 2014	E + 2.75%	€30.0	30.0	—
Facility R	Dec. 31, 2015	E + 3.25%	€290.7	—	290.7
Facility S	Dec. 31, 2016	E + 3.75%	€1,740.0	—	1,740.0
Facility T	Dec. 31, 2016	L + 3.50%	$260.2	—	192.1
Facility U	Dec. 31, 2017	E + 4.00%	€750.8	—	750.8
Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility W	Mar. 31, 2015	E + 3.00%	€144.1	—	144.1
Facility X	Dec. 31, 2017	L + 3.50%	$1,042.8	—	775.4
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	743.5
Facility AA	July 31, 2016	E + 3.25%	€904.0	256.0	648.0
Elimination of Facilities V, Y and Z in consolidation				—	(1,993.5)
Total				€286.0	€5,110.6

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of September 30, 2011, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10 million customers in 10 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our future growth prospects, our continued ability to increase our organic RGU additions and further grow the penetration of our advanced services and our assessment of our liquidity and access to capital markets, including our borrowing availability; our expectations with respect to the impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our expectations with respect to our future capital expenditures as a percentage of revenue; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

We are required under the terms of the indentures for the UPC Holding senior notes and the UPCB Finance Limited, UPCB Finance Limited II and UPCB Finance Limited III senior secured notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding, our wholly-owned subsidiary, is a borrower and we are a guarantor of outstanding indebtedness under the UPC Broadband Holding Bank Facility, which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its September 30, 2011 results. The financial information contained herein is preliminary and subject to change. We presently expect to issue our unaudited condensed consolidated financial statements prior to the end of November 2011, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations	Corporate Communications
Christopher Noyes +1 303.220.6693 Molly Bruce +1 303.220.4202	Bert Holtkamp +31 20.778.9800

___________________

[1]
Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[2]
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2011, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 in the respective 2010 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2011 results and (ii) reflect the translation of our rebased amounts for the respective 2010 period at the applicable average exchange rates that were used to translate our 2011 results. In addition, our total rebased OCF growth rates, as well as the rebased OCF growth rates for Central and Eastern Europe and Total UPC Europe, reflect the impact of rebasing 2010 results for the “Hungarian Tax” as defined in note 5. Please see page 7 for supplemental information on rebased growth.

[3]	Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.

[4]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[5]
The Hungarian Tax represents a revenue-based tax that was imposed in Hungary during the fourth quarter of 2010, with retroactive effect to the beginning of 2010. The Hungarian Tax is currently scheduled to expire at the end of 2012. The EU Commission initiated an investigation in March 2011 and, on September 29, 2011, the EU Commission requested that Hungary abolish the Hungarian Tax on the grounds that it is illegal under EU rules. If the Hungarian government does not take measures to comply within two months, the EU Commission may refer the matter to the EU Court of Justice. Until such time as this matter is resolved, we will continue to accrue and pay the Hungarian Tax. Through September 30, 2011, we have incurred total inception-to-date operating expenses of HUF 6.0 billion (€21 million) as a result of the Hungarian Tax.

[6]	HD and DVR refer to high definition and digital video recorder services, respectively.

[7]	Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

[8]
UPCB Finance Limited, UPCB Finance Limited II and UPCB Finance Limited III are special purpose financing companies created for the primary purpose of issuing senior secured notes and are owned 100% by charitable trusts. We used the proceeds from the senior secured notes to fund Facilities V, Y and Z under the UPC Broadband Holding Bank Facility, with UPC Financing, our direct subsidiary, as the borrower. These special purpose financing companies are dependent on payments from UPC Financing under Facilities V, Y and Z in order to service their payment obligations under the senior secured notes. As such, these companies are variable interest entities and UPC Financing and its parent entities, including UPC Holding, are required by accounting principles generally accepted in the U.S. (“GAAP”) to consolidate these companies. Accordingly, the amounts outstanding under Facilities V, Y and Z eliminate within our condensed consolidated financial statements.

[9]
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness, including the effects of derivative instruments, discounts and commitment fees, but excluding the impact of financing costs.

[10]
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

[11]
Amounts represent total third-party commitments at September 30, 2011 without giving effect to the impact of discounts. Certain of the originally committed amounts under Facilities M, N, Q and W have been novated to one of our subsidiaries, and accordingly, such amounts are not included in the table.

[12]	The Facility T amount includes the impact of discounts.

Revenue and Operating Cash Flow

In the following tables, we present preliminary revenue and operating cash flow by reportable segment of our continuing operations for the three and nine months ended September 30, 2011, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications or direct-to-home satellite (“DTH”) services, including video, broadband internet and telephony services. Most reportable segments also provide business-to-business services. At September 30, 2011, our operating segments in the UPC Europe division provided services in nine European countries. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. UPC Europe’s central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within UPC Europe. VTR provides broadband communications services in Chile.
Beginning in the first quarter of 2011, UPC DTH, which is a Luxembourg-based organization that provides DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia, is reported within UPC Europe’s central and other category. Prior to this change, the UPC DTH operating results were reported within UPC Europe’s Central and Eastern Europe segment. In addition, certain backbone costs incurred by UPC Europe were previously included in the operating expenses of UPC Europe’s central and other category. Beginning in the first quarter of 2011, these backbone costs are included within the operating expenses of the applicable UPC Europe operating segment based on usage. Segment information for all periods presented has been restated to reflect the changes described above.
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2010 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 in our rebased amounts for the three and nine months ended September 30, 2010 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2011 and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2010 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2011. In addition, we have reduced our total OCF, as well as the OCF of Central and Eastern Europe and Total UPC Europe, for the three and nine months ended September 30, 2010 to rebase for the Hungarian Tax that was imposed during the fourth quarter of 2010. The 2010 OCF reduction was computed as if the Hungarian Tax had been imposed at the beginning of 2010. As a result, our rebased OCF for the three and nine months ended September 30, 2010 includes a reduction for the Hungarian Tax of HUF 851 million (€3.1 million) for the three-month period and HUF 2,428 million (€9.0 million) for the nine-month period. This compares to a reduction to OCF that is included in our actual results for the three and nine months ended September 30, 2011 of HUF 880 million (€3.2 million) and HUF 2,462 million (€9.1 million), respectively.

The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three and nine months ended September 30, 2010 include Aster and two small entities in Europe. We have reflected the revenue and OCF of these acquired entities in our 2010 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission's Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s September 30, 2011 condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue

	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€227.7	€218.8	€8.9	4.1	4.1
Switzerland	243.6	209.8	33.8	16.1	1.4
Other Western Europe	158.0	152.8	5.2	3.4	3.4
Total Western Europe	629.3	581.4	47.9	8.2	2.9
Central and Eastern Europe	200.6	187.3	13.3	7.1	1.6
Central and other	23.8	21.2	2.6	12.3	—
Total UPC Europe	853.7	789.9	63.8	8.1	2.8
VTR (Chile)	164.2	159.2	5.0	3.1	4.1
Total	€1,017.9	€949.1	€68.8	7.2	3.0

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased %
	in millions, except % amounts
UPC Europe:
The Netherlands	€682.1	€647.7	€34.4	5.3	5.3
Switzerland	689.8	594.8	95.0	16.0	2.1
Other Western Europe	474.4	460.5	13.9	3.0	3.0
Total Western Europe	1,846.3	1,703.0	143.3	8.4	3.5
Central and Eastern Europe	595.0	563.0	32.0	5.7	1.3
Central and other	68.1	60.5	7.6	12.6	—
Total UPC Europe	2,509.4	2,326.5	182.9	7.9	3.2
VTR (Chile)	479.5	441.2	38.3	8.7	6.2
Total	€2,988.9	€2,767.7	€221.2	8.0	3.7

Operating Cash Flow

	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased % [1]
	in millions, except % amounts
UPC Europe:
The Netherlands	€138.3	€129.0	€9.3	7.2	7.2
Switzerland	140.6	120.9	19.7	16.3	1.7
Other Western Europe	76.3	71.9	4.4	6.1	6.1
Total Western Europe	355.2	321.8	33.4	10.4	4.7
Central and Eastern Europe	102.3	96.6	5.7	5.9	4.7
Central and other	(23.2)	(19.8)	(3.4)	(17.2)	—
Total UPC Europe	434.3	398.6	35.7	9.0	4.0
VTR (Chile)	69.2	69.1	0.1	0.1	1.0
Total	€503.5	€467.7	€35.8	7.7	3.6

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2011	2010	€	%	Rebased % [1]
	in millions, except % amounts
UPC Europe:
The Netherlands	€405.1	€375.8	€29.3	7.8	7.8
Switzerland	389.0	328.3	60.7	18.5	4.3
Other Western Europe	222.8	209.9	12.9	6.1	6.1
Total Western Europe	1,016.9	914.0	102.9	11.3	6.1
Central and Eastern Europe	293.6	290.3	3.3	1.1	6.0
Central and other	(70.3)	(64.0)	(6.3)	(9.8)	—
Total UPC Europe	1,240.2	1,140.3	99.9	8.8	4.5
VTR (Chile)	2.2	182.6	17.6	9.6	7.3
Total	€1,242.4	€1,322.9	€117.5	8.9	4.9

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[1]
In addition to rebasing for currency exchange rates and acquisitions, we have also rebased for the Hungarian Tax that was imposed in the fourth quarter of 2010. This impacts the Central and Eastern Europe, Total UPC Europe and Total line items. Please see page 7 for supplemental information.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating charges). Other operating charges include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	in millions
Total segment operating cash flow	€503.5	€467.7	€1,440.4	€1,322.9
Stock-based compensation expense	(3.3)	(4.1)	(9.9)	(14.6)
Related-party fees and allocations, net	5.7	(1.0)	0.9	(9.1)
Depreciation and amortization	(243.2)	(247.3)	(722.9)	(738.0)
Impairment, restructuring and other operating charges, net	(10.7)	(4.2)	(14.3)	(10.0)
Operating income	€252.0	€211.1	€694.2	€551.2

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	in millions
UPC Europe:
The Netherlands	€33.3	€30.2	€106.1	€88.8
Switzerland	33.1	39.9	112.8	117.2
Other Western Europe	26.6	38.9	100.6	105.9
Total Western Europe	93.0	109.0	319.5	311.9
Central and Eastern Europe	25.6	39.7	94.4	112.4
Central and other	33.2	20.8	79.3	59.7
Total UPC Europe	151.8	169.5	493.2	484.0
VTR (Chile)	34.7	39.3	102.4	116.9
Total UPC Holding[2]	€186.5	€208.8	€595.6	€600.9
_________________________

[2]
During the three and nine months ended September 30, 2011, we recorded non-cash additions to our property and equipment of €23 and €41 million, respectively, as a result of vendor financing arrangements. These non-cash additions are not included in our cash flow statement, and accordingly, are excluded from the 2011 capital expenditure figures presented in the above table.

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at September 30, 2011, June 30, 2011, and September 30, 2010:

	September 30, 2011	June 30, 2011	September 30, 2010	Q3’11 / Q2’11 (% Change)	Q3’11 / Q3’10 (% Change)
Total Customers
UPC Europe	9,185,900	8,807,100	8,863,300	4.3%	3.6%
VTR	1,099,600	1,089,800	1,068,800	0.9%	2.9%
UPC Holding	10,285,500	9,896,900	9,932,100	3.9%	3.6%

Total Single-Play Customers	5,642,400	5,513,200	5,822,500	2.3%	(3.1%)
Total Double-Play Customers	2,014,500	1,907,500	1,901,600	5.6%	5.9%
Total Triple-Play Customers	2,628,600	2,476,200	2,208,000	6.2%	19.0%

% Double-Play Customers
UPC Europe	19.4%	19.0%	18.8%	2.1%	3.2%
VTR	21.5%	21.7%	22.4%	(0.9%)	(4.0%)
UPC Holding	19.6%	19.3%	19.1%	1.6%	2.6%

% Triple-Play Customers
UPC Europe	23.2%	22.6%	19.9%	2.7%	16.6%
VTR	44.9%	44.3%	41.8%	1.4%	7.4%
UPC Holding	25.6%	25.0%	22.2%	2.4%	15.3%

RGUs per Customer Relationship
UPC Europe	1.66	1.64	1.58	1.2%	5.1%
VTR	2.11	2.10	2.06	0.5%	2.4%
UPC Holding	1.71	1.69	1.64	1.2%	4.3%

ARPU per Customer Relationship Table

The following table provides ARPU per customer relationship3 for the indicated periods:

	Three months ended September 30,			FX Neutral
	2011	2010	% Change	% Change[4]
UPC Europe	€28.09	€25.98	8.1%	4.3%
VTR	CLP 30,246	CLP 29,845	1.3%	1.3%
UPC Holding	€29.99	€28.04	7.0%	4.0%

______________________

[3]
RPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Europe and UPC Holding are not adjusted for currency impacts.

[4]	FX neutral percentage change represents the percentage change on a year-over-year basis adjusted for FX impacts. Average FX rates for the applicable 2011 period are applied to the 2010 results.

	Operating Data – September 30, 2011 - UPC Holding Consolidated
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands(13)	2,792,000	2,740,400	1,839,200	3,551,900	863,500	973,600	—	—	1,837,100	2,751,200	908,800	2,749,800	806,000
Switzerland(13)	2,077,500	1,761,300	1,550,100	2,401,500	982,100	534,500	—	—	1,516,600	2,212,800	535,400	2,212,600	349,500
Austria	1,177,000	1,177,000	681,300	1,292,600	223,700	288,300	—	—	512,000	1,177,000	438,900	1,177,000	341,700
Ireland	869,100	700,600	531,000	858,500	88,000	328,100	—	57,200	473,300	700,600	241,400	663,200	143,800
Total Western Europe	6,915,600	6,379,300	4,601,600	8,104,500	2,157,300	2,124,500	—	57,200	4,339,000	6,841,600	2,124,500	6,802,600	1,641,000
Hungary	1,413,000	1,398,400	957,400	1,551,300	331,700	287,500	207,200	—	826,400	1,398,400	423,900	1,400,900	301,000
Romania	2,071,400	1,647,100	1,122,200	1,555,800	538,100	328,600	255,500	—	1,122,200	1,647,100	266,400	1,585,300	167,200
Poland	2,608,300	2,455,300	1,493,900	2,445,700	774,800	584,600	—	—	1,359,400	2,455,300	750,200	2,442,900	336,100
Czech Republic	1,332,000	1,223,700	736,500	1,193,700	87,100	414,700	79,600	—	581,400	1,223,700	423,300	1,220,900	189,000
Slovakia	484,900	453,900	274,300	383,800	111,300	102,500	43,900	900	258,600	419,100	82,100	416,200	43,100
Total Central & Eastern Europe	7,909,600	7,178,400	4,584,300	7,130,300	1,843,000	1,717,900	586,200	900	4,148,000	7,143,600	1,945,900	7,066,200	1,036,400
Total UPC Europe	14,825,200	13,557,700	9,185,900	15,234,800	4,000,300	3,842,400	586,200	58,100	8,487,000	13,985,200	4,070,400	13,868,800	2,677,400

VTR (Chile)	2,741,900	2,107,600	1,099,600	2,322,100	230,400	689,500	—	—	919,900	2,107,600	760,300	2,097,500	641,900

Total UPC Holding	17,567,100	15,665,300	10,285,500	17,556,900	4,230,700	4,531,900	586,200	58,100	9,406,900	16,092,800	4,830,700	15,966,300	3,319,300

	Subscriber Variance Table – September 30, 2011 vs. June 30, 2011 - UPC Holding Consolidated
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)		Video					Internet		Telephony
				Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Europe:
The Netherlands	5,600	40,200	(17,800)	37,700	(47,600)	29,600	—	—	(18,000)	39,900	27,300	40,300	28,400
Switzerland	2,900	5,400	3,200	24,900	(20,700)	24,900	—	—	4,200	25,400	10,200	25,200	10,500
Austria	3,100	3,100	(10,200)	(8,800)	(11,500)	4,900	—	—	(6,600)	3,100	(3,900)	3,100	1,700
Ireland	(3,800)	13,100	(100)	31,700	(7,800)	3,000	—	(2,700)	(7,500)	13,100	16,600	20,600	22,600
Total Western Europe	7,800	61,800	(24,900)	85,500	(87,600)	62,400	—	(2,700)	(27,900)	81,500	50,200	89,200	63,200
Hungary	26,900	25,400	9,100	27,500	(7,000)	6,700	6,800	—	6,500	25,400	12,000	35,000	9,000
Romania	800	2,500	(2,000)	13,700	(29,500)	13,900	13,500	—	(2,100)	2,500	8,400	2,600	7,400
Poland	555,400	508,500	404,700	646,300	201,300	146,800	—	—	348,100	508,500	207,200	496,200	91,000
Czech Republic	2,800	3,000	(10,100)	(12,600)	(4,500)	(5,100)	400	—	(9,200)	3,000	(1,100)	2,900	(2,300)
Slovakia	(11,500)	3,900	2,000	8,600	(5,400)	5,200	1,600	(1,300)	100	4,700	4,400	1,800	4,100
Total Central & Eastern Europe	574,400	543,300	403,700	683,500	154,900	167,500	22,300	(1,300)	343,400	544,100	230,900	538,500	109,200
Total UPC Europe	582,200	605,100	378,800	769,000	67,300	229,900	22,300	(4,000)	315,500	625,600	281,100	627,700	172,400

VTR (Chile)	30,200	31,500	9,800	30,300	(16,000)	21,500	—	—	5,500	31,500	17,600	31,500	7,200

Total UPC Holding	612,400	636,600	388,600	799,300	51,300	251,400	22,300	(4,000)	321,000	657,100	298,700	659,200	179,600

ORGANIC CHANGE SUMMARY:
UPC Europe	19,900	84,300	(29,600)	149,700	(171,600)	116,300	22,300	(4,000)	(37,000)	104,800	85,800	121,500	100,900
VTR (Chile)	30,200	31,500	9,800	30,300	(16,000)	21,500	—	—	5,500	31,500	17,600	31,500	7,200
Total Organic Change	50,100	115,800	(19,800)	180,000	(187,600)	137,800	22,300	(4,000)	(31,500)	136,300	103,400	153,000	108,100

ADJUSTMENTS:
Q3 2011 Poland acquisition - Aster	548,500	495,300	405,500	616,000	236,000	113,600	—	—	349,600	495,300	194,900	483,000	71,500
Q3 2011 Slovakia acquisition	2,900	2,900	2,900	3,300	2,900	—	—	—	2,900	2,900	400	—	—
Q3 2011 Slovakia adjustment	(13,400)	—	—	—	—	—	—	—	—	—	—	—	—
Q3 2011 Hungary adjustments	24,300	22,600	—	—	—	—	—	—	—	22,600	—	23,200	—
Net adjustments	562,300	520,800	408,400	619,300	238,900	113,600	—	—	352,500	520,800	195,300	506,200	71,500

Total Net Adds (Reductions)	612,400	636,600	388,600	799,300	51,300	251,400	22,300	(4,000)	321,000	657,100	298,700	659,200	179,600

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Cablecom’s and the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in most cases, telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (“RGUs”), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 459,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box or through a “digicard”, but do not pay a monthly digital service fee are counted as Digital Cable Subscribers to the extent that such individuals are subscribing to our analog cable service. At September 30, 2011, we included 52,600 of these subscribers in the Digital Cable Subscribers reported for Cablecom. In the case of Cablecom, we estimate the number of such subscribers using publicly available data. A “digicard” is a small device that allows customers with a common interface plus (“CI+”) enabled television set who subscribe to, or otherwise have purchased access to, our digital cable services, to view such services without a digital set-top box. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 71,700 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 53,900 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At September 30, 2011, Cablecom’s partner networks account for 107,200 Customer Relationships, 180,300 RGUs, 74,600 Digital Cable Subscribers, 451,500 Internet Homes Serviceable, 451,300 Telephony Homes Serviceable, 62,400 Internet Subscribers, and 43,300 Telephony Subscribers. In addition, partner networks account for 490,400 of Cablecom’s digital cable homes serviceable, that are not included in Homes Passed or Two-way Homes Passed in our September 30, 2011 subscriber table.

Additional General Notes to Tables:
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial establishments in Europe. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. On a business-to-business (“B2B”) basis, certain of our subsidiaries provide voice, broadband internet, data and other services to businesses, primarily in Switzerland, the Netherlands, Austria, Hungary, Ireland and Romania. We generally do not count customers of B2B services as subscribers, customers or RGUs. In this regard, the RGUs presented in our September 30, 2011 subscriber table exclude 118,700 small office and home office (“SOHO”) subscribers to B2B internet (61,900), telephony (39,500) and digital cable (17,300) services provided by our UPC Broadband Division.
While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.
Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.